Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL ANNOUNCES GLOBAL SETTLEMENT REGARDING

WISCONSIN SCHOOL DISTRICT LITIGATION MATTERS

ST. LOUIS, December 8, 2016 – Stifel Financial Corp. (NYSE: SF) today announced that it and its subsidiary, Stifel Nicolaus & Company, Incorporated (“Stifel Nicolaus”), have reached a settlement of two civil lawsuits that relate to the sale of collateralized debt obligations investments to five Southeastern Wisconsin school districts in 2006.  These settlements resolve all pending litigation related to this subject matter.

The first matter is a civil lawsuit filed against Stifel Nicolaus by the Securities and Exchange Commission (“SEC”) in U.S. District Court for the Eastern District of Wisconsin on August 10, 2011.  The second matter is a civil lawsuit in the Circuit Court of Milwaukee, Wisconsin, filed on September 29, 2008, between Royal Bank of Canada Europe Ltd., on the one hand, and Stifel Financial, Stifel Nicolaus and the five Southeastern Wisconsin school districts, on the other hand.   In early 2012, Stifel and the school districts previously reached a settlement that resolved the school districts’ direct claims against Stifel.

“We are very pleased to have these issues, which relate to 2006 transactions, behind us,” stated Ronald Kruszewski, Chairman & CEO of Stifel.  “We are also pleased that the resolution of these cases will benefit the five Southeastern Wisconsin school districts with whom we have continued to partner in recent years.”

Stifel does not anticipate the settlement will have an impact on its pre-tax results in the fourth quarter of 2016, as Stifel has adequately reserved for the cost of settlement.  However, as disclosed in Stifel’s third quarter 2016 10-Q filing, the settlement with the SEC is not deductible for tax purposes and we anticipate Stifel’s provision for income taxes in the fourth quarter of 2016 to be negatively impacted by approximately $9 million.

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated; Keefe Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; Century Securities Associates, Inc.; and Eaton Partners, LLC, and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s web site at www.stifel.com.

Cautionary Note Regarding Forward-Looking Statements

The information contained in this press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this report not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Material factors and assumptions could cause actual results to differ materially from current expectations. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations

Joel Jeffrey, (212) 271-3610

investorrelations@stifel.com